Exhibit 10.13

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of January 30, 2007, by and between SEITEL, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and ROBERT D. MONSON (the “Executive”).

W I T N E S S E T H

WHEREAS, pursuant to an AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of October 31, 2006, by and among SEITEL HOLDINGS, LLC, a Delaware limited liability company (“Parent”); the Parent is expected to be converted to a Delaware corporation concurrently with the completion of the Merger, SEITEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SEITEL, INC., a Delaware corporation, the Merger Sub will be merged with and into the Company as of the Effective Time (as defined in the Merger Agreement) with the Company remaining as the surviving corporation, whereby generally shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) will, upon the terms and subject to the conditions set forth in the Merger Agreement, be converted into the right to receive cash; and

WHEREAS, the Executive was employed by the Company immediately prior to Effective Time pursuant to that certain Second Amended and Restated Employment Agreement by and between the Company and the Executive, dated October 19, 2005 the “Prior Employment Agreement”),

WHEREAS, the Company desires to continue to employ the Executive and to enter into a new agreement embodying the terms of such employment (this “Agreement”) and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions.

(a)	“Affiliate” of a specified Person or entity shall mean a Person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Person or entity specified. For the purposes of the term “Affiliate,” control with respect to a Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions of such Person) or (ii) direct or cause the direction of the management and policies of such Person, whether through voting of securities, by contract, or otherwise, and the terms controlling and controlled have meanings correlative to the foregoing.

(b)	“Base Salary” shall mean the annualized salary provided for in Section 4 below.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and any successor to such Rule.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean:

(i)	willful misconduct or gross negligence by the Executive in the performance of his duties under this Agreement;

(ii)	breach of this Agreement by the Executive, which, if curable, is not substantially cured to the satisfaction of the Company determined by the Company in its sole discretion within ten (10) days after Executive’s receipt of written notice from the Company of such breach;

(iii)	failure by the Executive to perform his duties, if not cured to the satisfaction of the Company determined by the Company within ten (10) days after Executive’s receipt of written notice from the Company of such breach, other than a failure resulting from Executive’s incapacity due to Disability;

(iv)	a material violation by the Executive of the Company’s Code of Business Conduct or the Company’s policies or procedures; or

(v)	conviction of the Executive of, or a plea of nolo contrendere to, a felony, or his engagement in fraud or other willful misconduct which is injurious to the business or reputation of the Company.

(f)	“Change in Control” means the occurrence of any of the following events:

(i)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Existing Stockholders, is or becomes the Beneficial Owner of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company;

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company;

(iii)

(a) all or substantially all of the assets of the Company and its subsidiaries taken as a whole are sold or otherwise transferred to any Person other than a wholly-owned subsidiary of the Parent or one or more Existing

Stockholders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (iii)(b), in one transaction or a series of related transactions in which immediately after the consummation thereof Person beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(iv)	the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is equity interests of the Company shall not itself be considered a “person” or “group” for purposes of clause (i) or (ii) above.

(g)	“Commencement Date” shall mean the Effective Time as defined in the Merger Agreement.

(h)	“Date of Termination” shall mean:

(i)	if the Executive’s employment is terminated by the Company, the date the Company informs the Executive that his employment is so terminated;

(ii)	if the Executive voluntarily resigns his employment, the date the Company receives notice from the Executive that Executive is terminating his employment;

(iii)	if the Executive’s employment is terminated by reason of death, the date of death; or

(iv)	if the Executive’s employment is terminated for any reason (voluntarily or involuntarily) after a Change in Control other than for Cause, the applicable of the date the Company informs the Executive he is terminated or the date the Executive provides notice to the Company of his termination.

(i)	“Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of ninety (90) days during any twelve-month period as determined by the Company. The Executive agrees to submit to any examination that is necessary for a determination of Disability and agrees to provide any information necessary for a determination of Disability, including any information that is protected by the Health Insurance Portability and Accountability Act.

(j)	“Existing Stockholders” means any of (a) Parent, ValueAct Capital Master Fund, L.P., ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., ValueAct Capital International, Ltd. and its successor ValueAct Capital International I, L.P., ValueAct Capital International II, L.P., VA Partners, LLC, ValueAct Capital Management, LLC or any of their respective Affiliates (collectively, the “ValueAct Entities”), (b) any present or former managing director, director, general partner, member, limited partner, officer, stockholder or employee of any ValueAct Entity, (c) any present or former officers and directors of the Company, and (d) any (x) spouse, lineal descendant (in each case, natural or adopted), siblings, or ancestors of any Person, who is an individual, in clause (b) and (c) above, and (y) any estate or trust, the beneficiaries of which, or corporation, partnership, limited liability corporation or other entity, the stockholders, partners, members, owners or Persons holding a controlling interest of which, consist of one or more Persons referred to in the immediately preceding clause (x).

(k)	“Good Reason” shall mean the occurrence of any of the following during the Term without the Executive’s consent:

(i)	a material diminution in the Executive’s title and duties as normally-associated with the position of Chief Executive Officer (“CEO”) and President of the Company;

(ii)	a reduction in the Executive’s Base Salary;

(iii)	a change in reporting structure so that the Executive reports to someone other than Board;

(iv)	the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from his principal place of employment with the Company on the Commencement Date; or

(v)	the Company provides the Executive with a Non-Extension Notice.

Anything herein to the contrary notwithstanding, the Executive shall not be entitled to resign for Good Reason unless the Executive gives the Company written notice of the event constituting “Good Reason” within 60 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.

(l)	“Initial Term” shall mean the period beginning on the Commencement Date and ending at the close of business on the day before the second anniversary of the Commencement Date.

(m)	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

(n)	“Subsidiary” means any corporation (other than the Company), partnership, joint venture or other business entity of which 50% of more of the outstanding voting power is owned, directly or indirectly, by the Company.

(o)	“Term” shall have the meaning ascribed to such term in Section 2 below.

(p)	“Voting Stock” with respect to any Person, means securities of any class of equity interests of such Person entitling the holders thereof (whether at all times or for only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

2.	Term of Employment.

The term of the Executive’s employment hereunder shall begin on the Commencement Date and end at the close of business on the day before the second anniversary of the Commencement Date (the “Initial Term”); provided, however, that the Initial Term shall thereafter be automatically extended for additional one-year periods (the Initial Term and any one-year extension of employment hereunder shall each be referred to as the “Term”) unless either (a) the Company gives the Executive written notice at least thirty (30) days prior to the then-scheduled expiration of the Term (a “Non-Extension Notice”), that it is electing not to so extend the Term, or (b) the Executive gives the Company written notice at least thirty (30) days prior to the then-scheduled expiration of the Term that the Executive is electing not to so extend the Term. Notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein. The period from the Commencement Date through the Date of Termination shall be the “Employment Period.” Notwithstanding anything herein to the contrary, if the Effective Time (as defined in the Merger Agreement) does not occur, this Agreement shall be null and void ab initio.

3.	Position; Duties and Responsibilities.

During the Term, the Executive shall be employed as the CEO and President of the Company and shall perform other duties and responsibilities as reasonably determined by the Board consistent with the duties and responsibilities normally associated with such position in the Company. The Executive, in carrying out his duties under this Agreement, shall report to the Board. The Executive shall devote all of his business time, energy and best efforts to the business and affairs of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) subject to the reasonable approval of the Board, serving on the boards of directors of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not interfere with the proper performance of his duties and responsibilities for the Company or violate any term of this Agreement, including but not limited to, Section 10.

4.	Base Salary.

During the Term, the Executive shall be paid an annualized Base Salary of $600,000 payable in accordance with the regular payroll practices of the Company. During the Term, the Base Salary may be increased, but not decreased, from time to time by the Board or its Compensation Committee. The Executive shall not be entitled to any compensation for service as a member of the Board or for service as an officer or member of any board of directors of any Affiliate.

5.	Bonus.

Beginning in calendar year 2007, the “Cash Bonus” shall be determined under the annual incentive plan or program of the Company, the terms of which, including the threshold, target and maximum bonus levels, shall be proposed by the Executive, and approved in the sole and absolute discretion of the Board or Compensation Committee of the Board (the “Compensation Committee”) on a calendar year basis during the Term (the “Annual Incentive Plan”). If the Board or Compensation Committee determines that the Executive has obtained the targets in the Annual Incentive Plan, he will eligible to receive a target amount of 100% of his Base Salary (“Target Bonus”) amount as a Cash Bonus. If the Executive exceeds the maximum target in the Annual Incentive Plan (as set forth therein), he will be eligible to earn a maximum Cash Bonus of up to 158% of his Base Salary. The Cash Bonus will be payable when bonuses are paid under Company policies and procedures or as determined by the Board or Compensation Committee.

6. Stock Options. At the Effective Time, upon approval by the Board or Compensation Committee, Executive shall receive an option to purchase an amount of shares equal to 3.00% of the outstanding of Common Stock on the Commencement Date, with an exercise price equal to the fair market value on the grant date pursuant to and subject to the terms of Seitel Holdings, Inc. 2007 Non-Qualified Stock Option Plan, substantially in the form attached hereto as Exhibit A (the “Option Plan”). The terms and conditions of the Option, including vesting provisions, shall be governed by the Option Plan and the Non-Qualified Stock Option Agreement substantially in the form attached hereto as Exhibit B.

7.	Employee Benefit Programs.

During the Term, the Executive shall be entitled to participate in all employee savings and welfare benefit plans and other employee programs made available to the Company’s senior-level executives, as such plans or programs may be amended and as may be in effect from time to time, including, without limitation, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any deferred compensation plans or programs, provided that Executive’s eligibility and participation shall be subject to and governed by the terms and conditions of the applicable plan or program. Notwithstanding the foregoing, nothing contained herein shall require the Company to establish or continue any particular employee benefit plan or program.

8.	Reimbursement of Business and Other Expenses; Perquisites; Vacation.

(a)	During the Term, the Executive is authorized to incur reasonable and necessary business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for such expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

(b)	The Executive shall be entitled to four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy applicable to senior-level executives.

9.	Benefits Upon Termination of Employment.

(a)	Termination Without Cause by the Company or Resignation for Good Reason prior to a Change in Control.

In the event the Executive’s employment is terminated without Cause by the Company (other than upon death or Disability) or the Executive resigns for Good Reason, the Executive shall be entitled to the following, subject to Section 9(g):

(i)	Base Salary earned and payable through the Date of Termination;

(ii)	any unpaid Cash Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms or requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	an amount equal to two times the Executive’s annual Base Salary plus Target Bonus, as in effect on the Date of Termination, to be paid in a lump sum as soon as administratively feasible after the Date of Termination but in no event later than two and one-half months after the Date of Termination;

(iv)	continued participation for twelve (12) months by the Executive and his eligible dependents in the Company’s group medical and dental benefits plan in which he and his eligible dependents were participating immediately prior to the Date of Termination, subject to the terms and conditions of the plans as such plans are amended from time to time. The Executive shall be required to continue to pay the employee-paid portion of such coverage during the period of coverage. Upon the earlier of twelve (12) months coverage or the date the Executive becomes eligible for medical coverage under a subsequent employer’s plan, this coverage under the Company’s plan shall cease and the Executive and his dependents, if applicable, may elect group continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(v)	all options to purchase stock of the Company, restricted stock or other similar awards based on the equity interests of the Company or its affiliates (“Equity Awards”) immediately vest and become exercisable;

(vi)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8; and

(vii)	except as provided in 9(g) below, any payment and benefit in accordance with the applicable plans and programs of the Company.

(b)	Termination upon Death.

In the event the Executive’s employment is terminated upon death, the Executive (or his estate or legal representative, as the case may be) shall be entitled to:

(i)	Base Salary through the Date of Termination;

(ii)	any unpaid Cash Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	all Equity Awards shall immediately vest and become exercisable;

(iv)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above; and

(v)	any other payment and benefit in accordance with applicable plans or programs of the Company.

(c)	Termination Upon Disability.

In the event Executive is terminated on account of Disability, the Executive (or his estate or legal representative), subject to Section 9(g), shall be entitled to receive:

(i)	an amount equal to the Base Salary and the Cash Bonus amount that would have been payable through the earlier of the end of the Term or one year from the Date of Termination reduced by any disability insurance payments payable to Executive from any policy, plan or program sponsored by the Company or its Affiliates to be paid in a lump sum as soon as administratively feasible after the Date of Termination but in no event later than two and one-half months after the Date of Termination;

(ii)	any unpaid Cash Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	all Equity Awards shall immediately vest and become exercisable;

(iv)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above; and

(v)	except as provided in 9(g) below, any other payment and benefit in accordance with applicable plans or programs of the Company.

(d)	Termination by the Company for Cause or a Voluntary Resignation by the Executive.

In the event the Company terminates the Executive’s employment for Cause, the Executive voluntarily resigns, or the Executive provides the Company with a Non-Extension Notice, the Executive shall be entitled to:

(i)	Base Salary through the Date of Termination;

(ii)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8 above; and

(iii)	any other payment and benefit in accordance with the applicable plans or programs of the Company.

(e)	Termination After a Change in Control. In the event Executive’s employment is terminated, without Cause, voluntarily or involuntarily after a Change in Control, the Executive shall be entitled to the following:

(i)	Base Salary earned and payable through the Date of Termination;

(ii)	any unpaid Cash Bonus earned and accrued with respect to any year preceding the Date of Termination and payable when bonuses for such year are paid to other Company executives subject to the terms and requirements of such bonus as may be established by the Board or Compensation Committee;

(iii)	an amount equal to three times the sum of Base Salary plus Target Bonus, as in effect on the Date of Termination, to be paid in a lump sum as soon as administratively feasible after Executive’s Date of Termination but in no event later than two and one-half months after the Date of Termination;

(iv)	all Equity Awards shall immediately vest and become exercisable;

(v)

continued participation for twelve (12) months by the Executive and his eligible dependents in the Company’s group medical and dental plan in which he and his eligible dependents were participating immediately prior to the Date of Termination, subject to the terms and conditions of the plans as such plans are amended from time to time. The Executive shall be required to continue to pay the employee-paid portion of such coverage. Upon the earlier of the expiration of twelve (12) months or the date the Executive becomes eligible for medical benefits with a subsequent employer, this coverage shall cease, and the Executive and his dependents, if applicable, may elect group continuation coverage under COBRA;

(vi)	any amounts earned, accrued or owing to the Executive but not yet paid under Section 8; and

(vii)	Except as provided in 9(g) below, any payment and benefit in accordance with the applicable plans and programs of the Company.

(f)	Coordination. If any amount is payable to Executive under any one subsection of Section 9(a) through (e), no amounts shall be payable under any other subsection of this Section 9; for example, if any amount is payable to Executive under Section 9(e), no amounts shall be payable pursuant to Sections 9(a)—(d).

(g)	Exclusivity of Benefits; Release of Claims.

Subject to Section 13, any payments provided pursuant to this Section 9 shall be in lieu of any salary continuation arrangements or any other severance-type payments under any other severance program of the Company or its Affiliates. In order to be entitled to the payments, rights and other entitlements in this Section 9, the Executive shall be required to execute and deliver a general release of claims in favor of the Company and its Affiliates and their officers, directors and employees and their successors and assigns including, but not limited to, any claims under the Age Discrimination in Employment Act, in the form and subject to such terms as provided to him by the Company and Executive must execute the release and not revoke such general release within the applicable time periods therein.

(h)	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain, except as expressly provided herein with respect to eligibility for medical benefits with a subsequent employer.

(i)	Resignation.

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, he shall immediately resign from the Board, from all boards of directors of any Affiliate of the Company of which he may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any Affiliate. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(j)	Requirement of Additional Payment in Certain Circumstances.

(i)	In the event that Executive is deemed to have received an excess parachute payment (as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) which is subject to the excise taxes (the Excise Taxes) imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation, in whatever form arising from or in connection with Executive’s employment with the Company or a Change in Control, the Company shall make the Additional Payment (defined below) to Executive notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.

(ii)	The term Additional Payment means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by Executive, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Additional Payment, such that Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Additional Payment, Executive shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Additional Payment and Executive are subject. An example of the calculation of the Additional Payment is set forth as follows: Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in Excise Taxes are payable. The amount of the required Additional Payment is thus computed to be $100,000, i.e., the Additional Payment of $100,000, less additional Excise Taxes on the Additional Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x $100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

(iii)

Executive agrees to cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by

Executive that are Contingent on a change, as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by Executive, Executive shall refund to the Company any excess Additional Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of receipt of the Additional Payment).

(iv)	The Company shall make any payment required to be made under this Section 9(j) in a cash lump sum within sixty (60) days after it is determined by the Company with advice from its tax advisor that the Executive has received an excess parachute payment that would be subject to Excise Taxes under Code Section 4999.

(v)	In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import (Successor Provisions), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

10.	Confidentiality, Assignment of Rights, Non-Competition and Non-Solicitation.

(a)	Confidentiality.

(i)	Concurrent herewith and during the Employment Period, the Executive will create, receive and/or have access to trade secrets or proprietary or confidential information of the Company and its Affiliates consisting of written, oral, and visual material including, but not limited to, client lists, corporation and personal business contacts and relationships, corporation and personal business opportunities, memoranda, computer disks or files, rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, prospects, potential projects and prospects (including ideas and concepts for potential prospects) projects and prospects in development, business strategies, contracts, releases, and other documents, materials or writings that belong to the Company or its Affiliates including those which are prepared or created by Executive or come into the possession of Executive by any means or manner and which relate directly or indirectly to one or more of the parties which compromise Company or its Affiliates or any of them (all of the above collectively referred to herein as the “Confidential Information” or “Trade Secrets”).

(ii)	The Confidential Information is, and at all times shall be and remain, private and confidential and the sole and exclusive property of, and owned and controlled by, the Company regardless whether said Confidential Information is in tangible or intangible form.

(iii)	Except to the extent required in connection with the performance of his duties for the conduction of the business of the Company, Executive shall not make copies of any Confidential Information, nor shall Executive remove any such Confidential Information from Company’s office location without the prior express written consent of Company. Any and all Confidential Information and any and all other property of Company that is in the possession or control of Executive shall be returned to Company forthwith upon the termination of Executive’s employment by Company.

(iv)	Executive shall not, directly or indirectly, verbally or otherwise, either during the Employment Period or after the Employment Period, provide any Person, firm or entity with any of the Confidential Information or cause, or permit, the same to be published, disseminated or disclosed (herein collectively “Disclosure”) to any Person, firm or entity whatsoever including, but not limited to, Company’s business associates or competitors (herein collectively “Third Parties”) and shall take any and all action possible to present such Disclosure to any Third Parties except for the sole purpose to conduct the Company’s business.

(v)	Except as authorized by the foregoing for the conduction of the Company’s business, Executive is aware that any Disclosure of Confidential Information by Executive to Third Parties will be, and is, a breach of Executive’s employment, a breach of trust and confidence, a breach of fiduciary duty, invasion of privacy, a misappropriation of Company’s trade secrets and/or exclusive property rights, and may constitute fraud and deceit.

(vi)	Except as authorized by the foregoing for the conduction of the Company’s business, Executive is aware that Disclosure of any of the Confidential Information to Third Parties could cause Company to suffer major adverse economic consequences due to the fact that such disclosure could result in (a) the diversion of Company’s business opportunities, and (b) the dilution or diminution in value of Company’s business opportunities and (c) other adverse consequences in addition to those set forth above.

(vii)	In the event that Executive is compelled by subpoena or other similar compulsory means to testify or provide evidence in a manner that constitutes engaging in a prohibited Disclosure of Confidential Information, it shall be presumed that no violation of this Agreement has occurred with respect to that compulsory prohibited Disclosure if, immediately upon first learning that such prohibited Disclosure may be compelled, Executive notifies Company of all facts relative thereto and makes every effort to assert Company’s trade secret privilege and all other privileges and rights of Company to keep the Confidential Information, including the prohibited Disclosure, secret and confidential. However, under no circumstances shall Executive volunteer to engage in any such prohibited communication or Disclosure.

(viii)	The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the course of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs, or information he receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

(b)	Non-Competition.

(i)

Executive acknowledges that he is currently an employee of the Company and Executive agrees in consideration of (x) Executive’s employment as the CEO and President of the Company and the Executive’s receipt of, access to and exposure to Confidential Information or Trade Secrets herewith and (y) during the Employment Period the receipt of, access to and exposure to Confidential Information or Trade Secrets and the Company’s provision of specialized training that during the Employment Period and for a period of one year following Executive’s Date of Termination with Company for any reason, Executive shall not (1) compete or engage in any business, directly or indirectly, with Company or its Affiliates in the seismic data or similar business of the Company or of its Affiliates in any geographical area where the Company or its Affiliates have or solicited any business or at any time during the two (2) years had any business preceding Date of Termination (the “Area of No-Compete”) as an individual, owner, investor, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, (2) without limiting the foregoing, solicit or negotiate, or manage, supervise or direct others in the solicitation or negotiation of, any contract or agreement that constitutes or would constitute engaging in competition with the seismic data business in the portions of the Area of No-Compete, or (3) solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing prospects, projects or customers of Company’s business in the Area of No-Compete.

(ii)	For a period of one year following the Executive’s Date of Termination with Company for any reason, Executive shall not, directly or indirectly, solicit for employment, employ or be in business in any form with, directly or indirectly, in the seismic data or similar business of the Company, any employee (i) employed by Company or Affiliates or who was so employed within the two-year period immediately prior to such termination, or (ii) knowingly solicit or encourage any employee to leave the employ of the Company or its Affiliates.

(iii)	The Executive agrees that for a period of one year following Date of Termination he will not solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise knowingly interfere with the relationship of the Company or any Affiliate with its customers.

(c)	Additional Covenants and Acknowledgments.

(i)	Executive hereby specifically acknowledges and agrees that the temporal, geographical and other restrictions contained in this Section 10 are reasonable and necessary to protect the Company’s legitimate business interests, including but not limited to, the business, goodwill, Confidential Information or Trade Secrets and prospects of Company.

(ii)	Executive specifically agrees that the actual or threatened breach by Executive of the provisions in Section 10 of this Agreement will cause irreparable harm to Company causing damages and injuries that are not measurable or susceptible to calculation. In the event of any breach or threatened breach of this Section 10 by the Executive, the Company shall be entitled to extraordinary or emergency relief, including, but not limited to, obtaining an ex parte restraining order, preliminary injunction and permanent injunction and to recover the Company’s attorney’s fees, costs and expenses related to Executive’s breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach by Executive, including, without limitation, the recovery of money damages.

(iii)

Executive further agrees that in the event either the length of time, geographical or any other restrictions, or portion thereof, set forth in this Section 10 is overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions, but only to the extent necessary, to those which it deems reasonable and enforceable under the circumstances and the parties agree that the restrictions of this Section 10 will be enforced as reduced or modified.

(iv)	Executive further agrees that, in the event any provision of this Section 10 is held to be invalid, overbroad, void, or against public policy, the remaining provisions of this Section 10 and all other provisions of this Agreement shall not be affected thereby, and that the provision held invalid shall be reformed to the minimum extent necessary to validate such provision, consistent with the purpose and intent of this Agreement.

(v)	If the Company believes that Executive has violated any of the provisions of this Section 10, all benefits and payments payable under this Agreement shall cease and the non-competition period shall be suspended and will not run in favor of the Executive from the time of the commencement of such breach until the time when the Executive cures the breach to the Company’s satisfaction. If the Executive does not cure the violation to the satisfaction of the Company, no further benefits or payments will be made and all rights of Executive to such payments lapse and become void and the Company may pursue any other remedies provided herein.

(d)	Return of Materials.

Promptly upon the termination of Executive’s employment for any reason and in any event within five days after request by the Company, Executive shall return all Confidential Information and all copies thereof to the Company, and Executive shall destroy all extracts, memoranda, notes and any other material prepared by Executive based upon Confidential Information.

11.	Cooperation.

Following the Date of Termination, upon reasonable request by the Company, the Executive shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which he was involved or had knowledge during his employment with the Company. The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 11.

12.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. For purposes of this Section 12, a successor or assign of the Company shall include any type of successor or assign of the Company upon a Change in Control and Executive’s consent to the assignment shall not be required. No rights or obligations, benefits or payments of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with Section 19 below.

13.	Entire Agreement; Coordination with Retention Program.

(a)	This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements (including, but not limited to the Prior Employment Agreement), understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. In the event of any inconsistency between any provision of this Agreement and any other provision of any other plan, policy or program of, or other agreement with, the Company, the provisions of this Agreement shall control.

(b)	Notwithstanding anything herein to the contrary, the payments and benefits provided hereunder (including any severance payments or benefits under Section 9), shall be in addition to any payments or benefits to which the Executive is entitled under the Company’s Retention Bonus Program For Key Employees (as adopted September 8, 2006).

14.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be).

15.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16.	Survivorship.

The respective rights and obligations of the Parties hereunder, including, without limitation, Section 9 (termination of employment), Section 10 (confidentiality, assignment of rights, non-competition; non-solicitation, injunctive and other relief), Section 11 (cooperation), and Section 19 (resolution of disputes), shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

17.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under applicable plans, agreements or law, to select and change a beneficiary or beneficiaries to receive any benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

18.	Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflicts of law, except as preempted by applicable federal law.

19.	Resolution of Disputes.

(a)	Arbitration. All disputes and controversies of every kind and nature between any parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to arbitration pursuant to the following procedures:

(i)	After a dispute or controversy arises, any party may, in a written notice delivered to the other parties to the dispute, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

(ii)	Within thirty (30) days after receipt of such demand, the other parties shall, in a written notice delivered to the first party, name such parties’ arbitrator (who shall be an impartial person). If such parties fail to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the “AAA”). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within thirty (30) days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section for the original appointment of such arbitrator.

(iii)	Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Houston, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.

(iv)	The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(v)	Except as set forth in Section 19(b) and (c), the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties; nor will any party to an arbitration disclose to any third party any confidential information disclosed by any other party to an arbitration in the course of an arbitration hereunder without the prior written consent of such other party.

(b)	Emergency Relief. Notwithstanding anything in this Section 19(a) to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy or to enforce a party’s rights under this Section 19.

(c)	Emergency or Extraordinary Relief Related to Section 10. Notwithstanding the foregoing, the Company shall have right to seek emergency or extraordinary relief, including but not limited to, a temporary restraining order, injunctive relief or any relief described in Section 10, for Executive’s breach or threatened breach of any provision in Section 10 of this Agreement.

20.	Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently give such notice of in accordance with this Section 20:

If to the Company	Seitel Inc.
10811 S. Westview Circle
Houston, Texas 77043
Attention: General Counsel

with a required copy to:	Valueact Capital Master Fund, L.P.
435 Pacific Ave., 4th Floor
San Francisco, Ca 94133
Attention: Allison Bennington, General Counsel

and a required copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Christopher G. Karras

If to the Executive:	Robert D. Monson
22131 Glen Arden Lane
Katy, TX 77450

21.	Withholding.

The Company may withhold or deduct from any and all amounts payable under this Agreement (a) such federal, state, local and other taxes or deductions as may be required to be withheld pursuant to applicable law or regulation, (b) all other normal employee deductions made with respect to the employee plans and programs in which Executive participates.

22.	General Assets.

All payments to Executive provided for under this Agreement shall be paid in cash from the Company and no special or separate funds shall be established and no segregation of assets shall be made to assure payment. To the extent that any Person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

23.	Executive Acknowledgements.

Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matters of this Agreement, (b) he has read this Agreement, (c) he has been advised by the Company to consult an independent attorney, and (d) he understands the terms and conditions of this Agreement. Executive represents that he is free to enter into this Agreement and that he is not subject to another employment agreement or covenant not to compete that would conflict with this Agreement.

24.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25.	Certain Interpretive Matters.

The definitions contained in this Agreement are applicable to the singular as well as plural form of such terms and to the masculine as well as to the feminine and neuter genders of such term.

26.	Code Section 409A.

The parties agree that this Agreement shall be operated and amended at the Company’s discretion to the extent necessary to comply with or to be exempt from Section 409A of the Code, if the Company determines upon advice from counsel that Code Section 409A applies to any of the provisions of this Agreement.

27.	Counterparts.

This Agreement may be executed in two or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 30, 2007.

SEITEL, INC., as successor by merger to Seitel Acquisition Corp.

By: SEITEL ACQUISITION CORP.

By:	/s/ Authorized Signatory
Name:
Title:

EXECUTIVE

/s/ Robert D. Monson
Robert D. Monson